Exhibit 5.1

April 30, 2019

ConversionPoint Holdings, Inc.

840 Newport Center Drive, Suite 450

Newport Beach, CA 92660

Re:	ConversionPoint Holdings, Inc.
Registration Statement on Form S-1 (File No. 333-230862)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-230862), as amended, including the related prospectus (the “Registration Statement”), filed by ConversionPoint Holdings, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 7,666,667 shares (the “Shares”) of the Company’s common stock (including up to 1,000,000 Shares issuable upon exercise of an option granted to the underwriters by the Company). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares and the registration of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We are members of the Bar of the State of California and this opinion is limited solely to the federal laws of the United States of America, the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws).

On the basis of the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized for issuance by all necessary corporate action by the Company.

2.	The Shares, when issued and sold by the Company in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Sincerely,

/s/ Troutman Sanders LLP

TROUTMAN SANDERS LLP